UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 1, 2015

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	001-33268	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California	94597
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On August 6, 2015, Central Garden & Pet Company (the “Company”) filed a Current Report on Form 8-K under Item 5.02 to report the appointment of David Chichester as acting Chief Financial Officer and Lori Varlas’ notification of her decision to resign as Chief Financial Officer, each effective as of September 2, 2015. The Company is filing this Form 8-K/A (Amendment No. 1) to the aforementioned Form 8-K to disclose details of Mr. Chichester’s compensation that was not determined at the time of the initial filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2015, in connection with Mr. Chichester’s appointment as acting Chief Financial Officer, the Compensation Committee of the Board of Directors of the Company approved the following compensation for Mr. Chichester: a monthly salary of $36,667; a target bonus percentage of 50%, prorated by the portion of the year during which he is employed; and the grant of options to purchase 25,000 shares of Class A common stock, in two tranches (an initial tranche of 12,500 shares to be granted on August 17, 2015 with an exercise price of $12.32 per share; and a second tranche of 12,500 shares to be granted upon the three-month anniversary of Mr. Chichester’s employment, to the extent he is still employed, at an exercise price equal to the fair market value of the shares on such date).

In each case the options will vest upon the first to occur of termination of employment by the Company (other than for cause) or the expiration of six months after commencement of employment. Mr. Chichester will also be entitled to reimbursement of travel expenses for him and his wife between the Bay Area and their home, reasonable and customary temporary housing expenses and rental car expenses during the period of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ John R. Ranelli
John R. Ranelli
President and Chief Executive Officer

Dated: August 20, 2015

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